Exhibit 99

Franklin Financial

Employees Retirement

Savings Plan

Financial Statements for the Years Ended

December 31, 2004 and 2003 and Supplemental

Schedule as of December 31, 2004 and Reports of

Independent Registered Public Accounting Firms

FRANKLIN FINANCIAL EMPLOYEES RETIREMENT SAVINGS PLAN

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

FOR FRANKLIN FINANCIAL EMPLOYEES RETIREMENT SAVINGS PLAN

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	1-2

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2004 and 2003	3

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2004 and 2003	4

Notes to Financial Statements	5-8

SUPPLEMENTAL SCHEDULE:

Schedule H, Part IV, Line 4i— Schedule of Assets (Held at End of Year) as of December 31, 2004	10

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fifth Third Bancorp and the Pension and Profit Sharing Committee of

the Franklin Financial Employees Retirement Savings Plan:

We have audited the accompanying statement of net assets available for benefits of the Franklin Financial Employees Retirement Savings Plan (the “Plan”) as of December 31, 2004 and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2004, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic 2004 financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2004 is presented for the purpose of additional analysis and is not a required part of the basic 2004 financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2004 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

June 24, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Franklin Financial Employees

Retirement Savings Plan

Franklin, Tennessee

We have audited the accompanying statement of net assets available for benefits of Franklin Financial Employees Retirement Savings Plan as of December 31, 2003, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Franklin Financial Employees Retirement Savings Plan as of December 31, 2003, and the changes in its net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Chizek and Company LLC

Brentwood, Tennessee

May 14, 2004, except for Note 5

as to which the date is June 11, 2004.

FRANKLIN FINANCIAL EMPLOYEES RETIREMENT SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2004 AND 2003

	2004	2003
INVESTMENTS—At fair value:
Cash	$18,116	53,254
Common stock of employer	886,052	1,527,017
Collective fund	105,468	224,760
Mutual funds	1,506,467	2,144,162

Total investments	2,516,103	3,949,193
ACCRUED INVESTMENT INCOME	6,459	0

NET ASSETS AVAILABLE FOR BENEFITS	$2,522,562	3,949,193

See notes to financial statements.

FRANKLIN FINANCIAL EMPLOYEES RETIREMENT SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
ADDITIONS:
Income from investments:
Interest	$48	704
Dividends	42,634	38,216
Net appreciation in fair value of investments	66,502	841,920

Total income from investments	109,184	880,840
Contributions from employer	93,826	222,776
Contributions from participants	264,789	571,625
Other income	315	20,801

Total additions	468,114	1,696,042

DEDUCTIONS:
Other expenses	(41,640)	(25,523)
Benefits paid to participants	(1,853,105)	(590,667)

Total deductions	(1,894,745)	(616,190)

(DECREASE) INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	(1,426,631)	1,079,852

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	3,949,193	2,869,341

End of year	$2,522,562	3,949,193

See notes to financial statements.

FRANKLIN FINANCIAL EMPLOYEES RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

1.	DESCRIPTION OF PLAN

The following brief description of Franklin Financial Employees Retirement Savings Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General—The Plan is a defined contribution plan covering all employees of Franklin National Bank (“Company”), which was renamed Fifth Third Bank N.A., a wholly-owned subsidiary of Fifth Third Bancorp, effective June 11, 2004, who have three months of service and are age 21 or older. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Participant Accounts—Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contribution and (b) Plan earnings, and charged with an allocation of administrative expenses, if any. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Funding and Vesting—Each year, participants may contribute up to 85% of pretax annual income, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. The Company contributes 50% of the first 6% of base compensation that a participant contributes to the Plan and subsequent to January 1, 1998 all employer contributions are invested in the Company common stock. Additional amounts may be contributed at the option of the Company. A participant may make a contribution to the Plan, limited to the lesser of $13,000 and $12,000 for 2004 and 2003, respectively, or the maximum permitted contribution percentage of his or her salary. The Plan also allows participants to contribute an additional catch-up contribution limited to $3,000 for 2004 and $2,000 for 2003. Effective January 1, 1998 all employer contributions are invested in Franklin Financial Corporation common stock. Effective June 11, 2004 all employer contributions are invested in Fifth Third Bancorp common stock.

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Company’s matching and discretionary contribution portion of their accounts plus actual earnings is based on years of continuous service. A participant is 100 percent vested after 3 years of service.

Participants automatically become fully vested, regardless of the years of service completed, upon attainment of the Plan’s normal retirement age of 65, upon death, or upon disability.

Benefits—On termination of service due to death, disability or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account or annual installments. If a participant’s account balance exceeds $5,000, no portion of the account balance will be distributed as a lump-sum without the participant’s consent. For termination of service due to other reasons, a participant may receive the value of the vested interest in their account as a lump sum distribution.

Tax Status—The Internal Revenue Service has determined and informed the Company by a letter dated November 30, 1998, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter. However, the Company believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been recorded in the accompanying financial statements.

Investment Options—Upon enrollment in the Plan, a participant may direct employee contributions in any of twelve investment options including Fifth Third Common Stock Fund, previously Franklin Financial Corporation Common Stock.

Participant Notes Receivable—Participants may borrow from their fund accounts to a maximum equal to the lesser of $50,000 or 50% of their account balance. Loan transactions are treated as a transfer to (from) the investment funds from (to) the Participant notes fund. Loan terms are limited to five years. The loan term may exceed five years for the purchase of a primary residence. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Principal and interest are paid ratably through monthly payroll deductions. No loans were outstanding during 2004 and 2003.

Forfeited Accounts—Forfeitures of nonvested Company contributions are available to pay expenses of the Plan. The Plan paid $14,766 and $4,768 of administration expense from the forfeiture account during the years ending December 31, 2004 and 2003, respectively.

Administrative Expenses—Certain costs incurred in the administration of the Plan have been paid by the Company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

General—The accounting records of the Plan are maintained on the accrual basis of accounting.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investments—Investments are stated at fair value as reported by the custodian. Fair values have been determined by quoted prices on an active market. Shares of mutual funds, common stock, and common trust funds are valued at quoted market prices, which represent the net assets value of shares held by the plan at year end. Participant note receivables and cash account are stated at cost. In accordance with the policy of stating investments at fair value, the Plan presents the net appreciation as both realized gains or losses and unrealized appreciation or depreciation on those investments in the statements of changes in net assets available for benefits. Purchases and sales of securities are recorded on a trade date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Management fees and operating expenses charged to the plan for investments in the mutual funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Risks and Uncertainties—The Plan provides for various investment options including any combination of mutual funds, stocks, bonds, and other investment securities. The underlying investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for benefits and participants’ individual account balances.

Payment of Benefits—Benefits are recorded when paid.

3.	INVESTMENTS

Investments representing more than five percent of net assets at December 31, 2004 and 2003:

	2004	2003

**Fifth Third Bancorp Common Stock*	$886,052	N/A
American Funds The Growth Fund of America	326,512	447,379
American Funds Washington Mutual Investors Fund	295,422	457,755
American Funds AMCAP Fund	266,979	334,695
American Funds New Perspective Fund	144,126	< 5%
American Funds Income Fund of America	135,819	241,043
**Franklin Financial Corporation Common Stock*	N/A	1,527,017
**CTC Stable Value Fund	< 5%	224,760

*  Investments are partially non-participant directed.

**  Represents a party-in-interest.

The following table represents the net appreciation (depreciation) in fair value of investments for the Plan for the years ended December 31, 2004 and 2003:

Net appreciation (depreciation) in fair value of investments:
Mutual funds	$135,387	424,121
Fifth Third Bancorp Common Stock *	(72,662)	0
Franklin Financial Corporation Common Stock *	0	411,953
CTC Stable Value Fund *	3,777	5,846

Total	$66,502	841,920

*  Represents a party-in-interest.

Nonparticipant – Directed Investments

Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

	2004	2003
Net Assets:
Fifth Third Bancorp Common Stock*	$674,320	N/A
Franklin Financial Corporation Common Stock*	N/A	1,147,501
Changes in Net Assets:
Contributions	$93,805	222,776
Net transfers	1,302	1,018
Net (depreciation) appreciation	(55,424)	292,507
Benefits paid to participants	(501,847)	(137,992)
Loan payments	3,162	0
Fees and forfeitures	(14,179)	(37,136)

Total Changes in Net Assets	$(473,181)	341,173

*  Represents a party-in-interest.

4.	PARTY-IN-INTEREST TRANSACTIONS

Parties-in-interest are defined under Department of Labor Regulations as any fiduciary of the Plan, any party rendering service to the Plan, the employer and certain others. Professional fees for the administration and audit of the Plan were paid by the Plan. Party-in-interest investments held by the Plan were as follows:

	2004	2003

Fifth Third Bancorp Common Stock*	$886,052	N/A
Franklin Financial Corporation Common Stock*	N/A	1,527,017
CTC Stable Value Fund*	105,468	224,760

*  Represents a party-in-interest.

5.	PLAN MERGERS AND TERMINATIONS

On July 23, 2002, the Company entered into a definitive Affiliation Agreement (the “Agreement”), which provides for the acquisition of the Company by Fifth Third Bancorp, an Ohio corporation (“Fifth Third”) through the merger of the Company into a wholly owned subsidiary of Fifth Third. The Company received a letter dated May 11, 2004 from the Federal Reserve Bank, which states that they have granted regulatory approval for the merger. The Company completed the merger on June 11, 2004.

As of the result of this merger, the Franklin Financial Employees Retirement Savings Plan terminated on June 10, 2004, subject to Internal Revenue Service (“IRS”) approval. In November 2004, Form 5310 was filed with the IRS as official notification seeking termination of the Plan. Fifth Third has not received a response from the IRS granting termination. Upon approval of the termination, participants will have an option to receive a full distribution, transfer fund balances into an individual retirement account or transfer fund balances into The Fifth Third Master Profit Sharing Plan. Pursuant to the Plan’s termination, all affected participants became 100% vested in their account balance.

* * * * * *

SUPPLEMENTAL SCHEDULE

FRANKLIN FINANCIAL EMPLOYEES RETIREMENT SAVINGS PLAN

SCHEDULE H, PART IV, LINE 4i—

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2004

Asset Description	Current Market

UNALLOCATED FUND:
Cash	$18,116

COMMON STOCK:
* Fifth Third Bancorp—Participant-Directed Stock	211,732
* Fifth Third Bancorp—Nonparticipant-Directed Stock	674,320

Total common stock	886,052

COLLECTIVE FUND:
* CTC Stable Value Fund	105,468

MUTUAL FUNDS:
American Funds The Growth Fund of America	326,512
American Funds Washington Mutual Investors Fund	295,422
American Funds AMCAP Fund	266,979
American Funds New Perspective Fund	144,126
American Funds Income Fund of America	135,820
American Funds The New Economy Fund	102,069
American Funds American High-Income Trust	83,914
American Funds The Bond Fund of America	69,741
American Funds Euro Pacific Growth Fund	58,394
American Funds Intermediate Bond Fund of America	23,490

Total mutual funds	1,506,467

TOTAL	$2,516,103

* Party-in-interest